UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2004 (March 5, 2004)

National Health Realty, Inc.
(Exact name of Registrant as specified in its charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-37173	52-2059888
(Commission File No.)	(IRS Employer
Identification Number)

100 Vine Street, Suite 1402
Murfreesboro, TN 37130
(Address of principal executive offices, including zip code)

(615) 890-2020
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On March 5, 2004, National Health Realty, Inc. announced that on February 27 it received a prepayment of $30.3 million on its 10.25% notes receivable from Florida Convalescent Centers, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Health Realty, Inc.

By: /s/ W. Andrew Adams
Name: W. Andrew Adams
Title: Chief Executive Officer

By: /s/ Donald K. Daniel
Name: Donald K. Daniel
Title: Principal Accounting Officer
Date: March 5, 2004

Exhibit Index

Number	Exhibit
99	Press release, dated March 5, 2004

EXHIBIT 99

For Release: March 5, 2004

Contact: Gerald Coggin, V.P, Investor Relations

Phone: (615) 890-9100

NHR receives $30.3 million prepayment, pays off credit facility

MURFREESBORO, Tenn. -- National Health Realty, Inc. (AMEX: NHR), a real estate investment trust specializing in long-term health care investments, announces that on February 27 it received a prepayment of $30.3 million on its 10.25% notes receivable from Florida Convalescent Centers, Inc. The notes were to mature on October 31, 2004.

The proceeds of the prepayment plus cash on hand were used to pay 100% of NHR's $31.2 million credit facility debt, which had a current interest rate of 3.10%.

Based on these transactions, NHR's net cash inflows for the period from March 1, 2004 through the scheduled maturity of the FCC notes will be increased by $1.3 million due to the reduction of principal and interest payments required under the credit facility, offset by the reduction of principal and interest that would have been received from the FCC notes. Additionally, due to the prepayment of the FCC notes and the credit facility and the difference between the interest rates of each instrument, NHR's net income will be reduced by $1.5 million for this same period in 2004.

NHR's quarterly common stock dividend of 33.25 cents per share is expected to remain unchanged for the near future.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes totaling $13.9 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.